EXHIBIT 23(b)

                  TANNENBAUM HELPERN SYRACUSE & HIRSCHTRITT LLP
                                900 THIRD AVENUE
                          NEW YORK, NEW YORK 10022-4775
                                 (212) 508-6700
                            FACSIMILE: (212) 371-1084

                                                       June 8, 2004

Board of Directors
MedStrong International Corporation
350 Bedford Street
Stamford, CT 06901

Gentlemen:

         You have requested our opinion, as counsel for MedStrong International Corporation, a Delaware corporation (the "Company"), in connection with the Post-Effective Amendment No. 2 to the Registration Statement on Form SB-1, as amended (the "Registration Statement"), under the Securities Act of 1933, as amended, filed by the Company with the Securities and Exchange Commission relating to the 8,000,000 units (the "Units") each Unit consisting of one share of common stock, $.001 par value (the "Common Stock") and one warrant to purchase one share of Common Stock for $.40 per share (the "Warrant").

         We have also reviewed your Articles of Incorporation, Bylaws and such other corporate records, documents and proceedings and such questions of law as we have deemed relevant for the purpose of this opinion. In our review, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies.

         Based upon the foregoing and in reliance thereon, we are of the opinion that:

1. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware with all requisite corporate power and authority to own, lease, license and use its properties and assets and to carry on the business in which it is now engaged.

2. The Company has an authorized capitalization as set forth in the Registration Statement.

3. The shares of Common Stock of the Company to be issued under the Registration Statement, the Warrant and the Common Stock to be issued upon exercise of the Warrant in accordance
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     with its terms will each be duly and validly authorized, legally issued, fully paid and non-assessable.

4. Upon the execution by the Company, the Warrant Agreement, by and between the Company and the American Stock Transfer and Trust Company, will be the legal, valid and binding obligation of the Company and will be enforceable against the Company in accordance with its terms.

         This opinion is limited to the laws of the State of Delaware, including all statutory provisions, all applicable provisions of the Delaware constitution, and reported decisions interpreting those laws.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We hereby further consent to the reference to our name under the caption "Legal Matters" included in the Registration Statement.

                                                 Sincerely,



                                               /s/ Tannenbaum Helpern Syracuse &
                                                   Hirschtritt LLP
                                               --------------------------------
                                                   Tannenbaum Helpern Syracuse &
                                                   Hirschtritt LLP